Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into as of May 11, 2005, by and between Spectrum Sciences & Software Holdings Corp., a Delaware corporation (the “Company”), and Michael Megless (the “Executive”), and shall become effective upon the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (the “Effective Date”).
     In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:
     1. Term of Employment. The Company will employ Executive and Executive accepts employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 4.
     2. Duties and Functions.
          (a) (1) The Executive shall be employed as the Chief Financial Officer (the “CFO”) of the Company. The Executive shall report directly to the Company’s Board of Directors (the “Board”).
               (2) The Executive agrees to undertake the duties and responsibilities commensurate with the position of CFO, which may encompass different or additional duties as may, from time to time, be reasonably assigned by the Board, and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the Board, so long as the Executive’s responsibilities as CFO are not materially reduced, and his reporting relationship is not materially altered or modified in an adverse way.
          (b) During the Employment Period, the Executive will devote substantially all of his time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation. Notwithstanding the foregoing, the Executive may engage in charitable activities for reasonable periods of time each month so long as such activities do not materially interfere with the Executive’s responsibilities under this Employment Agreement.
          (c) Concurrent with the execution and delivery of this Agreement, the Company agrees to secure the Executive’s election to the Board. The Company agrees to use its best efforts to maintain the Executive’s continued Board membership for the entire Employment Period. Upon termination of the employment relationship under this Agreement for any reason, the Executive shall be deemed to have resigned his position as an officer of the Company or any subsidiaries thereof, and as a member of the Board, the boards of directors of any subsidiaries thereof and any committees of such boards, effective on the date of termination.

     3. Compensation.
          (a) Base Salary: As compensation for his services hereunder, during the Executive’s employment as CFO, the Company agrees to pay the Executive a base salary at the rate of Two Hundred and Sixty Thousand Dollars ($260,000) per annum, payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed. The Company may withhold from any amounts payable under this Agreement for such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. In no event shall Executive’s salary be reduced below his current salary (or, subsequent to any increases, below his then current salary) during the Employment Period.
Executive’s salary shall be subject to annual review by the Board at or before the meeting of the Company’s board of directors held in connection with the annual general meeting of shareholders, based on corporate policy and contributions made by Executive to the Company. Any annual salary increase will take effect on the respective anniversary date of this Agreement.
          (b) Bonus: Executive shall receive a one-time cash bonus equal to four percent (4%) of the Company’s EBITDA for FY2005 in excess of $3,400,000 (the “2005 Bonus”); for purposes of calculating the 2005 Bonus, the Company’s EBITDA for FY2005 shall be based on the Company’s 2005 year-end audited consolidated financial statements prepared in accordance with generally accepted accounting principles (GAAP) applied on a consistent basis (the “2005 Audit”). The 2005 Bonus shall be paid to Executive not later than ten (10) business days after completion of the 2005 Audit. Subsequent annual bonuses may be granted by the Board on terms to be agreed between the Board and Executive.
During the term of his employment, as determined by the Board, acting in its discretion, the Executive shall be eligible to participate in any other executive bonus or benefit program that the Company may develop and offer to other executives from time to time.
          (c) Participation in Equity Award Program: To the extent the Company establishes or may, from time to time, establish at any period in the future, an incentive program that permits, allows, or provides for awards of stock, restricted stock, or options in the Company, or similar incentive equity interests, the Executive shall be eligible to participate in such program as determined by the Board, acting in its discretion.
          (d) Other Expenses: In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during his employment for all reasonable, ordinary, and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.
          (e) Vacation: During each calendar year, the Executive shall be entitled to five (5) weeks of paid vacation per year. To the extent that he is unable to take any part of this vacation during a particular calendar year, it shall be carried over and shall not affect his vacation during any subsequent year; provided, however, that the Executive may not carry forward more than one (1) week of unused vacation days from any year of this Agreement to the next.
          (f) Fringe Benefits: In addition to his compensation provided by the foregoing, the Executive shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, retirement, disability, dental, vision, group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, provided, however, that, to the extent the Company amends, reduces or completely terminates any of the group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans in effect as of the date this Agreement initially becomes effective (the “Initial Benefits”) in a manner that adversely affects these benefits for Executive, the Company agrees that it will replace these Initial Benefits with and/or take any and all steps otherwise necessary to ensure that Executive obtains comparable replacement benefits at the level of, the same cost as, and under terms and conditions no less favorable than those provided under the Initial Benefits.
          (g) Car Allowance. Executive shall be eligible for a monthly car allowance in an amount consistent with past practice, which Executive may use to cover the costs of a car as he sees fit, including but not limited to lease or loan payments, insurance premiums, and/or maintenance or fuel expenses.
     4. Employment Period; Termination.
          (a) The Executive’s employment under this Agreement shall commence on Effective Date and shall continue thereafter unabated until terminated upon the earlier to occur of the following events: (i) the close of business on the third (3rd) anniversary of this Agreement (with the initial three (3) year term of this Agreement being referred to herein as the “Initial Term”) or (ii) otherwise as provided below, provided, however, that, on the third anniversary of the date of this Agreement, and on every subsequent annual anniversary, and unless either party has given the other party written notice at least sixty (60) days prior to the such anniversary date, the term of this Agreement and the Employment Period shall be renewed for a term ending one (1) year subsequent to such date (each such one-year term shall be referred to herein as a “Renewal Term”), unless sooner terminated as provided herein. For the purposes of this Agreement, the Initial Term and each Renewal Term shall collectively be referred to as the “Employment Period”.
          (b) (i) Notwithstanding the provisions of Section 4(a) above, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination. Unless otherwise provided herein, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment; provided, however, that if the Company terminates Executive’s employment for any reason other than for Cause (as defined below) or if the Executive terminates his employment for “Good Reason” pursuant to the terms and conditions set forth below, the Company will continue to pay the Executive’s base salary, bonus compensation and any and all fringe/medical benefits as provided for in Section 3(f) (collectively, the “Fringe Benefits”) for a period of six (6) months from the effective date of such termination without Cause or for Good Reason, and Executive’s interest in any stock options, restricted stock or other equity interest in the Company for which he is or has become eligible under the terms of any applicable stock option or restricted stock plan or agreement or for which he was scheduled to become eligible at any time during the then applicable Employment Period (collectively, the “Options”) shall fully vest on the effective date of Executive’s termination without Cause or for Good Reason and otherwise shall thereafter be exercisable by Executive subject to the terms and conditions contained therein. In addition, the Company shall pay Executive, within ten (10) calendar days from the effective date of such termination without Cause or for Good Reason any and all accrued but unpaid salary, bonus and reimbursable expenses and payment for any unused vacation days, in each case through the effective date of termination without Cause or for Good Reason. Subject to the provisions detailed below, upon thirty (30) days’ written notice to the Company of his intent to terminate the Agreement, Executive shall have the right to terminate his employment under this Agreement for “Good Reason.” For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) Company’s material breach of any provision of this Agreement; (ii) any material adverse change in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company made without Executive’s permission (other than a change due to Executive’s Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) calendar days, such that it constitutes an effective demotion; or (B) a material diversion from Executive’s performance of the functions of Executive’s position (including but not necessarily limited to Executive’s authority to hire, direct, and/or fire employees, Executive’s authority to oversee the general direction and focus of the Company), excluding for this purpose material adverse changes made with Executive’s written consent or due to Executive’s termination For Cause or termination by Executive without Good Reason; (iii) relocation of the Company’s headquarters and/or Executive’s regular work address outside of the Fairfax, Virginia area without Executive’s prior written consent; or (iv) the Company’s failure to comply with the covenant contained in Section 7.8 of that certain Merger Agreement dated April 14, 2005 by and among the Company, Horne Engineering Services, Inc. and certain other parties including the Executive (the “Merger Agreement”) by the Compliance Date (as defined in the Merger Agreement); provided, however, that none of the foregoing shall constitute Good Reason unless Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and Company has not cured any such alleged Good Reason or substantially commenced its effort to cure such breach within fourteen (14) calendar days of Company’s receipt of such written notice; and provided, further, that Executive may not terminate for Good Reason pursuant to clause (iv), above, if failure to comply results primarily from factors beyond the Company’s reasonable control that persist notwithstanding the Company’s compliance with the reasonable best efforts covenant contained in Section 7.8 of the Merger Agreement.

          (c) If the Executive’s employment is terminated for “Cause” (as defined below), the Executive shall be entitled to receive any accrued but unpaid salary, bonus and reimbursable expenses, and payment for any then unused vacation days, through the date of termination. For purposes of this Agreement, “Cause” shall be defined as follows: (i) Executive’s conviction of, or plea of guilty to, a felony (other than a felony resulting from a traffic violation); (ii) Executive’s willful refusal to abide by or comply with the lawful directives of the Board; or (iii) Executive’s willful and material dishonesty, fraud, or misconduct with respect to the business or affairs of the Company. Anything herein to the contrary notwithstanding, prior to terminating Executive’s employment under this Agreement based upon (b) or (c) above, the Company shall give the Executive written notice setting forth the exact nature of any alleged breach or alleged refusal, and the conduct required to cure such breach or refusal. The Executive shall have fourteen (14) calendar days from the giving of such notice within which to cure, or to commence and continue to pursue the cure. In any case, “cause” shall not be found to exist absent a majority vote of the non-interested members of the Board of Directors (defined as all of the members of the Board at the relevant time, excluding Executive) at a formal Board meeting called for this purpose, with Executive being provided ten (10) days advance written notice of the meeting of the Board at which such a vote is scheduled to be taken, and Executive and, at his election, counsel for Executive being permitted to address the Board on the issue of any alleged material breach of the Employment Agreement at such meeting. Notwithstanding termination of Executive’s employment for Cause, all of Executive’s Options shall thereafter remain in effect subject to the terms and conditions contained therein, except for those Options which by their express terms expire upon termination of Executive’s employment.
For purposes of this Section, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done by Executive intentionally and without reasonable belief that Executive’s action or omission was in the best interest of the Company.
          (d) To the extent permissible by applicable law, in the event the Executive becomes permanently disabled during the Employment Period, the Company may terminate this Agreement by giving thirty (30) calendar days notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 2 within ten (10) calendar days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) calendar day notice period. If the Executive is terminated pursuant to this Section 4(e), he shall be entitled to receive severance pay in an amount equal to three (3) months of then current salary, less all applicable withholding and deductions; Executive shall be entitled to receive all bonuses, stock options and the Fringe Benefits as if Executive’s employment had continued through the three (3) month period following termination; and Executive’s interest in any Options shall fully vest on the effective date of his termination under this Section and shall be exercisable by the Executive for a period of one (1) year after the effective date of his termination under this Section. This severance pay shall be payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon, from the effective date of his termination, as if Executive’s employment had continued during the three (3) month severance period. “Permanently disabled” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the Executive’s duties for one hundred twenty (120) days during any one employment year, irrespective of whether such days are consecutive. In the event of any dispute under this Section, the Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.
          (e) This Agreement will terminate immediately upon the Executive’s death and the Company shall not have any further liability or obligation to the Executive, his executors, heirs, assigns or any other person claiming under or through his estate, except that Executive’s estate shall receive any accrued but unpaid salary or bonuses accrued or payable to Executive through the effective date of his termination under this Section, and Executive’s interest in any Options shall fully vest on the effective date of his termination under this Section and shall be exercisable by the Executive’s estate for a period of one (1) year after the effective date of his termination under this Section. In addition, the Company shall pay an amount equal to three (3) months of salary, less all applicable withholding and deductions, to Executive’s estate in a lump sum payment, within fifteen (15) calendar days after Executive’s death.
          (f) The Company expressly acknowledges and agrees that, in the event Executive is terminated for any reason at any time prior to the second anniversary of the Effective Time (as defined in the Merger Agreement), the terms and conditions of the Merger Agreement, including without limitation, the Make Whole provision contained in Section 7.3 of the Merger Agreement, shall survive the termination of such employment relationship, and Executive shall be entitled to all of the rights, benefits and privileges contemplated therein; nothing herein is intended to suggest that any obligations imposed on the Company in the Merger Agreement, other than the employment obligations addressed herein, shall terminate or otherwise be affected in the event of the termination of Executive’s employment under this Agreement.
     5. [INTENTIONALLY OMITTED]
     6. Non-Disparagement. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.
     7. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.
     8. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the

Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.
     9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
     11. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.
     12. Dispute Resolution. The parties agree that any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof, except as discussed herein, or arising out of or relating to the employment of the Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, such as laws prohibiting discrimination in the workplace, shall be resolved by arbitration in Fairfax County, Virginia in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The Company agrees to pay the arbitration fee and any and all filing fees associated therewith; provided, however, that the prevailing party in any arbitration hereunder shall be entitled to reimbursement for its legal fees and fees paid to the arbitrator by such prevailing party. In the event of a dispute between the parties regarding Executive’s entitlement to any bonus, severance or other compensation, benefits or entitlements under this Agreement, the Company agrees that, upon commencement of any legal proceeding arising out of such dispute, it will either (i) place an amount equal to the amount in dispute in an interest-bearing escrow account mutually agreeable to the parties, or (ii) shall deliver to the Executive an irrevocable letter of credit containing terms, including those relating to the accrual of interest, mutually agreeable to the parties. In the event that the Company fails to do so, Executive shall be entitled to seek injunctive relief ordering the Company to deposit the money in escrow during the pendency of the relevant legal proceeding, and the proceeding seeking injunctive relief may be instituted in, and both the Company and Executive consent to jurisdiction within, the Commonwealth of Virginia, without giving effect to the principles of conflicts of law thereof.

13. Indemnification.
          (a) Corporate Acts. In his capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or Executive at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) Executive acted in good faith and in a manner Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (ii) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided Executive provides an undertaking to repay advances if it is ultimately determined that Executive is not entitled to indemnification). The Company shall advance all expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of Executive. Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Period of Employment for any reason.
          (b) Personal Guarantees. The Company shall indemnify and hold harmless the Executive for any liability incurred by him by reason of his execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes).
     14. Miscellaneous.
          (a) No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          (b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          (c) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, stock option plans, grants and agreements.
          (d) Notwithstanding any provision to the contrary contained herein, any and all matters assigned, retained, reserved and/or otherwise to be addressed by the Board hereunder shall delegated by the Board to its duly constituted Compensation Committee immediately upon the charter and formation thereof as required in Section 7.8 of the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.

SPECTRUM SCIENCES &
SOFTWARE HOLDINGS CORP.

By:	/s/ William H. Ham, Jr.

Name:	William H. Ham, Jr.
Title:	President and Chief Executive Officer

MICHAEL MEGLESS

/s/ Michael Megless